Exhibit 10.3

FORM OF

STANDSTILL AND LOCK-UP AGREEMENT

This Standstill and Lock-Up Agreement (this “Agreement”) is made and entered into as of [●], 2018 (the “Effective Date”), by and among DanDrit Biotech USA, Inc., a Delaware corporation (“Parent”), Weird Science, LLC, a California limited liability company (the “Majority Stockholder”) and RS Group ApS, a Danish limited company and a stockholder of Parent (“RS Group” and together with Majority Stockholder, the “Stockholders” and each, a “Stockholder”). Parent, Majority Stockholder and RS Group are each referred to as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, terms not defined herein have the meanings set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated January 12, 2018, by and among the Parent, DanDrit Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent and Majority Stockholder; and

WHEREAS, as an inducement for Parent to execute the Merger Agreement, effective as of the Closing Date, Majority Stockholder and RS Group have agreed to the limitations and restrictions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in Merger Agreement and herein contained, and for other consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. The following terms shall have the following meanings:

“Affiliate” means the concept of “affiliate” in Rule 12b-2 promulgated under the Exchange Act.

“Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” means the concept of “beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Lock-Up Period” has the meaning set forth in Section 3.1.

“Lock-Up Security” or “Lock-Up Securities” means (i) Parent Common Stock, including, without limitation, any Parent Common Stock issuable as Earnout Stock, (ii) Parent preferred stock or (iii) any debt or securities convertible into or exchangeable or exercisable for Parent Common Stock, whether now owned or hereafter acquired by a Stockholder or any Affiliate of a Stockholder or with respect to which such Stockholder or Affiliate of such Stockholder has or hereafter acquires the power of disposition.

“Permitted Disposition” has the meaning set forth in Section 3.2.

“Permitted Transfer” has the meaning set forth in Section 3.3.

“Person” means any individual, sole proprietorship, partnership, limited liability company, limited company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or any other business organization or entity organized under the laws of the United States or of any other country.

“Standstill Period” means the period commencing on the Closing Date and continuing for 4 years, subject to earlier termination as provided for in Section 2.2 or 2.3.

“Third Party” means any Person other than the Parties to this Agreement.

“Transfer” means to (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership, whether any such swap or other agreement is to be settled by delivery of Parent Common Stock, Earnout Stock or other securities, in cash or otherwise.

“Voting Stock” means the shares of Parent Common Stock, Earnout Stock and the other securities of Parent or its successor that have the power to generally vote in the election of members of the Board or the equivalent of its successor.

2. STANDSTILL COVENANTS.

2.1. Limitation. Subject to the limitations of this Section 2, during the Standstill Period and unless otherwise approved by Parent in writing, the Majority Stockholder shall not, and will cause each of its Affiliates, including but not limited to each of its beneficial owners, not to, directly or indirectly, acquire or agree, whether by purchase, tender or exchange offer, acquire any Lock-Up Security other than (A) the Parent Common Stock delivered pursuant to the Merger Agreement including, without limitation, any Earnout Stock, or (B) any Parent Common Stock issued or issuable as a result of stock split, dividend or other distribution, recapitalization or similar event, or (C) offerings made available by Parent to (a) all holders of the Parent Common Stock, in which case Majority Stockholder shall be entitled to purchase its pro rata share, and (b) third party investors, so long as, in the case of each of the foregoing clauses (C) and (D), Majority Stockholder’s beneficial ownership of Parent, together with its Affiliates, of Parent Common Stock does not exceed 50% of the total issued and outstanding shares of Parent immediately after such issuance in the case of (C)(a) or (C)(b) above.

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2.2. Termination of Standstill. The restrictions set forth in Section 2.1 shall cease and terminate and Majority Stockholder will be released from its obligations of Section 2.1 and the other obligations under this Agreement, but only in the case of such other obligations to the extent necessary to comply with any requirements of law in making a competing offer or to purchase any Parent Common Stock, if any of the following occurs:

(a) a Third Party or group commences or announces its intention to commence a tender or exchange offer for 50% or more of the outstanding Voting Stock of Parent;

(b) a Third Party or group acquires (in any manner) Beneficial Ownership of 50% or more of the outstanding Voting Stock of Parent or otherwise announces its intention to acquire (in any manner) Beneficial Ownership of 50% or more of the outstanding Voting Stock of Parent;

(c) a Third Party or group enters into an agreement to acquire (in any manner) all or substantially all of the assets of Parent or any subsidiary of Parent;

(d) a Third Party or group enters into an agreement to acquire (in any manner) 50% or more of the outstanding Voting Stock of Parent;

(e) Parent enters into an agreement with respect to its consolidation, merger, amalgamation, reorganization or otherwise in which Parent would be merged into or combined with another Person, unless immediately following the consummation of such transaction the holders of the Voting Stock immediately prior to the consummation of such transaction would continue to beneficially own (in substantially the same proportion as their ownership of the Voting Stock) 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent company thereof; or

(f) Parent publicly announces its intention to do any of the actions set forth in Subsections (a)-(e).

2.3. Termination of Section. This Section 2 shall cease and terminate and Majority Stockholder will be released from this Section 2 after Majority Stockholder and its Affiliates cease to Beneficially Own in the aggregate more than ten percent (10%) of the Voting Stock.

3. DISPOSITIONS.

3.1. Lock-Up Period. Subject to the remainder of this Section 3, each Stockholder will not, and will cause its Affiliates and Permitted Transferees not to, without the prior written consent of the Board of Directors of Parent, directly or indirectly (including, for example, permitting any change in control of Majority Stockholder, which such term shall be mutually agreed to by and between the Parties), (i) convert, exercise or otherwise exchange any security, instrument or right constituting a Lock-Up Security into or for shares of Parent Common Stock or (ii) Transfer any Lock-Up Security; provided, however, with respect to each Stockholder, this provision shall terminate with respect to (A) one-half of the Lock-Up Securities beneficially owned by such Stockholder as of the Closing Date on the twelve (12) month anniversary of the date hereof, and (B) the remainder of Lock-Up Securities beneficially owned as of the Closing Date plus any Lock-Up Securities acquired after the Closing Date on the twenty-four (24) month anniversary of the date hereof (the “Lock-Up Period”).

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3.2. Permitted Dispositions. The restrictions set forth in Section 3.1 shall cease and terminate and each Stockholder will be released from such obligations in connection with dispositions of Lock-Up Securities pursuant to any of the following (each event listed in clauses (a) through (e), a “Permitted Disposition”):

(a) dispositions by (i) a Stockholder to an Affiliate thereof (and, in the case of the Majority Stockholder, dispositions to the equity holders of Majority Stockholder as of the Effective Date) or (ii) dispositions by an equity holder of equity interests in Majority Stockholder to an Affiliate of such equity holder), provided that each such transfer is a Permitted Transfer under Section 3.3 of this Agreement;

(b) dispositions by a Stockholder to the Parent;

(c) dispositions by a Stockholder to a Third Party pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation or other reorganization involving the Parent or any of its Voting Stock;

(d) dispositions by a Stockholder from time to time up to the maximum number of shares of Lock-Up Securities permitted to be sold under the volume limitations of Rule 144 regardless of compliance with the holding period or other provisions of Rule 144 (which dispositions, for the avoidance of doubt, shall not be subject to the restrictions or requirements of Sections 3.1 or 3.3); and

(e) dispositions by the Majority Stockholder of the number of shares permitted on Schedule 3.2 hereof.

3.3. Permitted Transfers. Each Stockholder expressly agrees that during the Lock-Up Period such Stockholder will not Transfer or permit any Transfer of any Lock-Up Securities other than as permitted under Section 3.2. Each Stockholder will notify Parent and the other Stockholder in writing five (5) business days in advance of any such proposed Transfer during the Lock-Up Period and, in the case of any direct Transfer by a Stockholder,to an Affiliate pursuant to Section 3.2(a) will obtain written acknowledgement and agreement from any such transferees to be bound as a “Stockholder” under this Agreement and as a “Stockholder” and “Holder” under the Investor Rights Agreement (each, a “Permitted Transferee”). Any such Transfer made in compliance with Section 3.2 or Section 3.3 shall be deemed to be a “Permitted Transfer” under this Agreement. The Stockholders expressly agree and acknowledge that any Transfer of Lock-Up Securities during the Lock-Up Period that is not a Permitted Transfer shall be void ab initio.

4. GENERAL PROVISIONS.

4.1. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by Parent and each of the Stockholders.

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4.2. Notices. All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given and received upon (a) personal delivery, (b) confirmed delivery by a standard overnight courier or when delivered by hand, (c) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a Party as will be specified by notice given under this Agreement), or (d) transmitter’s confirmation of a receipt of a facsimile transmission, or electronic mail:

if to Parent:	DanDrit Biotech USA, Inc. 5901 W. Olympic Blvd., Suite 419 Los Angeles, CA 90036 Attention: Eric Leire, Chief Executive Officer Email: epl@dandrit.com

With a copy (which will not constitute notice) to:	K&L Gates LLP 200 South Biscayne Boulevard Suite 3900 Miami, Florida 33131-2399 Attention: Clayton E. Parker, Esq. Facsimile No.: 305-358-7095 Email: clayton.parker@klgates.com

if to Majority Stockholder:	Weird Science LLC [ ]

With a copy (which will not constitute notice) to:	Lowenstein Sandler LLP One Lowenstein Drive Roseland, New Jersey Attention: Michael J. Lerner, Esq. Facsimile No.: 973-597-6395 Email: mlerner@lowenstein.com

if to RS Group:	RS Group, ApS Stumpedyssevej 17, 2970 Hørsholm, Denmark Attention: Henrik Grønfeldt-Sørensen, Chief Executive Officer Email: hgs@rsgroup.com

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4.3. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the Parties with respect to the specific subject matter hereof.

4.4. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Merger Agreement.

4.5. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both Parties agree to substitute such provision(s) through good faith negotiations.

4.6. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

4.7. Successors And Assigns. Subject to the rights and obligations of the Parties, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

4.8. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” will mean “sections” to this Agreement.

4.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

4.10. Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s reasonable costs and reasonable attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.11. Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Each of the Stockholders and Parent agree not to take any actions that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties in this Agreement.

4.12. Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this Standstill and Lock-Up Agreement as of the Effective Date.

DANDRIT BIOTECH USA, INC.

By:
Name:
Title:

WEIRD SCIENCE, LLC

By:
Name:	Carl Sandler
Title:	Manager

RS GROUP APS

By:
Name:
Title:

[Signature Page to the Standstill and Lock-Up Agreement]

SCHEDULE 3.2(e)

Notwithstanding anything in this Agreement to the contrary, at any time and from time to time during the Lock-Up Period, Majority Stockholder shall be permitted to effectuate the following additional Permitted Dispositions (and such dispositions, for the avoidance of doubt, shall not be subject to the restrictions of Section 3.1 or the restrictions or other requirements of Section 3.3):

●	Majority Stockholder may at any time and from time to time sell Lock-Up Securities in private transactions to the extent any such sale would not result in Majority Stockholder ceasing to own at least 40% of the Parent Common Stock outstanding.